Exhibit 99.1


 'Generous Donation' by Dietmar-Hopp Foundation Launches Hyperthermia
    Therapy Program for Cancer Treatment at Heidelberg University


    SALT LAKE CITY--(BUSINESS WIRE)--Sept. 11, 2007--BSD Medical Corp. (AMEX: BSM) today reported that a "generous donation" from the Dietmar-Hopp Foundation in Germany has allowed the Mannheim Branch of Heidelberg University Medical School to launch a hyperthermia therapy cancer treatment program. In a press release the university clinic has announced its intention to provide both superficial and deep tumor treatments in its new hyperthermia therapy center. BSD Medical Corporation produces hyperthermia therapy systems that are used for both applications.

    The first step in launching the new hyperthermia program was the recent purchase of a BSD-500 hyperthermia system. According to the university's press release, "The purchase of a superficial hyperthermia unit (a BSD-500) was made possible thanks to a generous donation made by the Dietmar-Hopp Foundation to the University Clinic for Radiation Therapy and Radiation Oncology." The BSD-500 will be used for treatments "in the area around the head and neck, with tumors of the chest wall, with certain tumors in soft tissue and with cancers in children." Additionally, according to the press release, "in order to reach malignant cell growths deeper inside the body, medical devices have been developed for deep hyperthermia therapy. A treatment-planning computer for both systems is also part of the donation. The radiologists at the Mannheim University Clinic intend to purchase the relevant device for deep hyperthermia within the next few months, so as to be able to apply this method on other types of cancer. The hyperthermia unit will be used at the Interdisciplinary Tumor Center of the Mannheim Clinic, where physicians of different areas of expertise collaborate." The BSD-2000 by BSD Medical provides deep hyperthermia therapy as described by the press release. A BSD-500 and a BSD-2000 constitutes the typically essential equipment to start a new hyperthermia therapy center.

    The press release adds: "Hyperthermia therapy means artificially raising the temperature of body tissue," according to the clinic's director, Professor Frederik Wenz. "The tissue preheated in this way is better supplied with blood, and as a result contains more oxygen. In the physicians' experience, this can contribute to the enhanced efficiency of radiation or chemotherapy." Increasing the oxygen presence in cancerous tumors multiplies the formation of oxygen radicals needed to attack cancer cell DNA and kill the cancer through radiation therapy. Research, including the results of a 340 patient phase III clinical trial conducted under the quality control of the European Organization for Research and Treatment of Cancer (EORTC) released in June, has also shown promising results from the use of hyperthermia therapy in combination with some chemotherapy agents. Hyperthermia therapy further enhances the effectiveness of cancer treatments through direct cancer cell kill via heat.

    Ruprecht Karl University of Heidelberg is the oldest university in Germany. It was established in 1378 to provide facilities for the study of philosophy, theology, jurisprudence and medicine.

    BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private
Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: BSD Medical Corporation, Salt Lake City
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com